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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: DECEMBER 5, 2001
                Date of Earliest Event Reported: DECEMBER 3, 2001

                            LIBERTY MEDIA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

         0-20421                                         84-1288730
(Commission File Number)                    (I.R.S. Employer Identification No.)

                               12300 LIBERTY BLVD.
                            ENGLEWOOD, COLORADO 80112
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (720) 875-5400
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ITEM 5.  OTHER EVENTS.

         On May 2, 2001, pursuant to our September 27, 2000 letter agreement with The News Corporation Limited, hereinafter News Corp., News Corp. acquired Liberty UVSG, Inc., our subsidiary that held 70,704,586 shares of common stock of Gemstar-TV Guide International, Inc., in exchange for 121,463,409 American Depository Shares representing preferred limited voting ordinary shares of News Corp. In connection with the acquisition, we assigned certain of our rights under the stockholders agreement we entered into with News Corp., Gemstar-TV Guide and Henry C. Yuen (Chief Executive Officer of Gemstar-TV Guide) to News Corp. and persons designated by News Corp. replaced our designees on the board of Gemstar-TV Guide.

         The September 27, 2000 letter agreement with News Corp. also contemplated that, subject to the closing of an initial public offering of common stock of Sky Global Networks, Inc., a subsidiary of News Corp., with gross proceeds of at least $1 billion, Sky Global Networks would acquire Liberty TVGIA, Inc., our subsidiary that holds 16,761,150 shares of common stock of Gemstar-TV Guide, and certain of our other DTH assets in exchange for shares of Class A common stock of Sky Global Networks representing 4.76% of Sky Global Networks common equity, subject to applicable closing adjustments (the transactions described in this sentence, we refer to as the SGN/DTH Transactions). If the Sky Global Networks public offering failed to occur by November 27, 2001, neither we nor News Corp. would be under any obligation to effect the SGN/DTH Transactions, and in lieu of such transactions, we would effect a transaction with News Corp. pursuant to which News Corp. would acquire Liberty TVGIA for a number of News Corp. ADSs equal to 1.7179 News Corp. ADSs for each share of Gemstar-TV Guide common stock held by Liberty TVGIA.

         The initial public offering of Sky Global Networks' common stock did not occur by the November 27 date specified in the letter agreement. As a result, we and News Corp. entered into an Agreement and Plan of Merger, dated as of November 27, 2001, pursuant to which, on December 3, 2001, a subsidiary of News Corp. acquired Liberty TVGIA, which owns 16,761,150 shares of Gemstar-TV Guide common stock, in exchange for 1.7179 News Corp. ADSs for each share of Gemstar-TV Guide common stock owned by Liberty TVGIA, or an aggregate of 28,793,980 News Corp. ADSs, representing an aggregate of 115,175,920 preferred limited voting ordinary shares of News Corp. The description of the foregoing merger agreement is qualified in its entirety by reference to the text of such agreement attached hereto as Exhibit 7(c)(1).

         Pursuant to a Parents' Agreement, dated July 15, 1999, we and News Corp. agreed that during the 60 day period beginning on July 15, 2001, we would have the right to cause News Corp. to acquire, and News Corp. would have the right to cause us to sell to News Corp., all of our 50% interest in the joint venture known as International Sports Programming LLC. International Sports, through a number of controlled subsidiaries, acquires and distributes (under contracts with owners of cable and DTH systems) international sports and sports-related programming and operates certain international sports programming channels in various countries. We exercised the put/call right described above on July 16, 2001. The transfer was completed on December 3, 2001 through a merger of Liberty Newco International, Inc., a subsidiary of Liberty that indirectly owns the 50% interest in International Sports, with and into a subsidiary of News Corp. In exchange
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for the sale of our 50% interest in International Sports, we received 3,673,183
ADSs, representing a total of 14,692,732 preferred limited voting ordinary shares of News Corp. The foregoing description of such merger is qualified in its entirety by reference to the text of the related merger agreement attached hereto as Exhibit 7(c)(2).

         As a result of the foregoing transactions, our interest in News Corp. has increased to approximately 18%, at the date hereof.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(C)      EXHIBITS

         The following exhibits are being filed with this Form 8-K:

         (c)(1) Agreement and Plan of Merger among Liberty Media Corporation, Liberty TVGIA, Inc., The News Corporation Limited and News Publishing Australia Limited, dated November 27, 2001.

         (c)(2) Agreement and Plan of Merger among Liberty Media Corporation, Liberty Newco International, Inc., The News Corporation Limited and News Publishing Australia Limited, dated December 3, 2001.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2001

                                             LIBERTY MEDIA CORPORATION

                                             By:  /s/ Christopher W. Shean
                                                  -----------------------------
                                                  Name:    Christopher W. Shean
                                                  Title:   Vice President
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                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------

7(c)(1) Agreement and Plan of Merger among Liberty Media Corporation, Liberty TVGIA, Inc., The News Corporation Limited and News Publishing Australia Limited, dated November 27, 2001.

7(c)(2) Agreement and Plan of Merger among Liberty Media Corporation, Liberty Newco International, Inc., The News Corporation Limited and News Publishing Australia Limited, dated December 3, 2001.